                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                            UNITED DENTAL CARE, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   91018H 10 1
                                 (CUSIP Number)

                               SEPTEMBER 11, 1998
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                Page 1 of 5 Pages

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CUSIP NO.  91018H 10 1                                 Page 2 of 5 Pages
----------------------                                 -----------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  George E. Bello
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
           NUMBER OF          5   SOLE VOTING POWER

             SHARES                       -0-
                              --------------------------------------------------
          BENEFICIALLY        6   SHARED VOTING POWER

         OWNED BY EACH                    -0-
                              --------------------------------------------------
           REPORTING          7    SOLE DISPOSITIVE POWER

             PERSON                      -0-
                              --------------------------------------------------
              WITH            8    SHARED DISPOSITIVE POWER

                                         -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS

                                Page 2 of 5 Pages

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Item 1(a) Name of issuer:

         United Dental Care, Inc.

Item 1(b) Address of issuer's principal executive offices:

         13601 Preston Road, Suite 500 East
         Dallas, Texas 75240

Item 2(a) Name of person filing:

         George E. Bello

Item 2(b) Address or principal business office or, if none, residence:

         Park Avenue Plaza, 29th Floor
         55 East 52nd Street
         New York, New York 10055

Item 2(c) Citizenship:

         United States of America

Item 2(d) Title of class of securities:

         Common Stock

Item 2(e) CUSIP No.:

         91018H 10 1

Item 3.  Not Applicable

Item 4.  Ownership.

(a) Amount beneficially owned:

         See Item (9) of Cover Page

(b) Percent of class:

         See Item (11) of Cover Page

(c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote:

                  See Item (5) of Cover Page


                                Page 3 of 5 Pages

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         (ii) Shared power to vote or to direct the vote:

                  See Item (6) of Cover Page

         (iii) Sole power to dispose or to direct the disposition of:

                  See Item (7) of Cover Page

         (iv) Shared power to dispose or to direct the disposition of:

                  See Item (8) of Cover Page

Item 5.  Ownership of 5 Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than 5 Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certification.

         Not Applicable


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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 26, 1998

/s/ George E. Bello
----------------------------
George E. Bello


                                Page 5 of 5 Pages